Exhibit 10.17

December 18, 2003

Robert M. Myers

Amendment No. 1 to Amended and Restated Stock Purchase Agreement

Dear Bob,

As we have discussed, the vesting schedule on the 815,000 shares you initially purchased as a Purchaser of Jazz Pharmaceuticals, Inc. (the “Company”) was somewhat different from the vesting schedule for the other founders of the Company. Upon reflection, you and the Company have agreed that your shares should have the same vesting schedule as that of the other founders. Therefore, you and the Company hereby agree to delete Section 2.2 of the Amended and Restated Stock Purchase Agreement dated as of April 30, 2003 between you and the Company (the “Purchase Agreement”), and replace it with the following:

“2.2 Except as provided in Section 2.3 below, if the Purchaser terminates his Services or the Company terminates the Purchaser’s Services (each, a “Termination”), the Company has a right (but not obligation) to repurchase (the “Right of Repurchase”) all or any portion of the Shares held by the Purchaser for a price per share equal to the Repurchase Price paid by cash, check, wire transfer, cancellation of indebtedness or some combination thereof; provided, however, that the Right of Repurchase shall expire with respect to 1/48th of the Shares on each monthly anniversary following April 1, 2003 (i.e., so that the Right of Repurchase shall have expired with respect to all of the Shares 48 months following April 1, 2003).”

Except as set forth above, the Purchase Agreement remains in full force and effect as originally executed.

Please sign both copies of this Amendment No. 1 and return one original to me.

Yours truly,

/s/ Carol Gamble
Carol Gamble
Vice President and General Counsel

Agreed and accepted as of the 18th day of December, 2003

/s/ Robert M. Myers
Robert M. Myers